Exhibit 5.1

Marc A. Recht

T: +1 617 937 2316

mrecht@cooley.com

October 14, 2014

ZIOPHARM Oncology, Inc.

One First Avenue, Building 34

Boston, Massachusetts 02129

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ZIOPHARM Oncology, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offering of up to 5,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, each as currently in effect, the Plan, and originals, or copies certified to our satisfaction, of such other documents, records, certificates, memoranda and other instruments as we deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, Cooley LLP

By:	/s/ Marc A. Recht
Marc A. Recht